SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 16, 2003

(Date of Report)

(Date of Earliest Event Reported)

ICOS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-19171 (Commission File No.)	91-1463450 (IRS Employer Identification No.)

22021—20th Avenue S.E., Bothell, WA 98021

(Address of Principal Executive Offices, including Zip Code)

(425) 485-1900

(Registrant’s Telephone Number, Including Area Code)

None

(Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events

On June 16, 2003, ICOS Corporation announced that it intended to offer, subject to market and other conditions, $250 million aggregate principal amount of convertible subordinated notes through an offering to qualified institutional buyers pursuant to Rule 144A and to non-U.S. purchasers pursuant to Regulation S, under the Securities Act of 1933, as amended.

Later on June 16, 2003, ICOS announced the pricing of a private placement of $250 million aggregate principal amount of 2.0% Convertible Subordinated Notes due 2023 through an offering to qualified institutional buyers pursuant to Rule 144A and to non-U.S. purchasers pursuant to Regulation S. The closing of the transaction occurred on June 20, 2003.

The notes are convertible at the option of the holder into ICOS common stock at a conversion price of $61.50 per share, subject to adjustment in certain circumstances. The initial conversion price represents a 43.4% premium over the closing bid price of ICOS common stock on June 16, 2003, which was $42.88 per share. The notes are subordinate to senior indebtedness of ICOS. ICOS also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $50 million in principal amount of the notes.

In connection with the notes offering, ICOS entered into a registration rights agreement with the representatives of the initial purchasers. Under the terms of the registration rights agreement, ICOS is required to use best efforts to file with the Securities and Exchange Commission a registration statement for the registration of the notes sold in the offering and the shares issuable upon conversion of the notes within 90 days after closing. ICOS has agreed to use best efforts to cause the registration statement to become effective as soon as possible, but in no event later than 180 after closing.

ICOS received approximately $242.5 million in net proceeds from the sale of the notes. ICOS intends to use these net proceeds for the anticipated U.S. commercial launch of Cialis®, research and development activities, working capital and other general corporate purposes.

Copies of the Rule 135c press releases related to the offering are attached to this report as Exhibits 99.1 and 99.2.

Item 7.    Financial Statements and Exhibits

(c)    Exhibits

99.1	Press Release of ICOS Corporation dated June 16, 2003, announcing proposed private offering of convertible subordinated notes

99.2	Press Release of ICOS Corporation dated June 16, 2003, announcing pricing of private offering of 2.0% convertible subordinated notes due 2023

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICOS CORPORATION

Date: June 25, 2003	By:	/s/ PAUL N. CLARK
Paul N. Clark Chief Executive Officer and President (Principal Executive Officer)

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release of ICOS Corporation dated June 16, 2003, announcing proposed private offering of convertible subordinated notes
99.2	Press Release of ICOS Corporation dated June 16, 2003, announcing pricing of private offering of 2.0% convertible subordinated notes due 2023